As filed with the Securities and Exchange Commission on May 23, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UCBH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3072450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Thomas S. Wu
UCBH Holdings, Inc.
Chairman, President and Chief Executive Officer
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Dennis Lee, Esq. UCBH Holdings, Inc. 555 Montgomery Street San Francisco, CA 94111 (415) 315-2800	Remsen M. Kinne IV, Esq. Nicholas Unkovic, Esq. Squire, Sanders & Dempsey L.L.P. One Maritime Plaza, Suite 300 San Francisco, CA 94111 (415) 954-0200

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Share(3)	Offering Price(3)	Fee
Common Stock, $0.01 par value(1)	3,711,580(2)	$18.11	$67,216,713.80	$2,063.55

(1)	Also includes associated rights to purchase preferred stock of the Registrant, which rights are not currently separable from the shares of common stock and are not currently exercisable.

(2)	The common stock being registered consists of 3,711,580 shares of the Registrant’s common stock that will be issued upon the closing of the Registrant’s acquisition of CAB Holding, LLC and The Chinese American Bank.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low closing prices of the Registrant’s Common Stock on May 18, 2007 as reported on the Nasdaq Global Select Market.

(4)	$2,063.55 of the $5,603.85 filing fee previously paid for the registration statement 333-130262, filed by UCBH Holdings, Inc. on December 12, 2005 is offset against the entire amount of the filing fee for this Registration Statement.

3,711,580 Shares

555 Montgomery Street
San Francisco, California 94111

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholder listed under “Selling Stockholder” in this prospectus of up to 3,711,580 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will acquire the share of our common stock covered by this prospectus upon the closing of our acquisition of CAB Holding, LLC and The Chinese American Bank, as further described in the documents incorporated by reference into this prospectus and below under “Selling Stockholder.”

The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for shares of our common stock or through privately negotiated transactions.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBH.” On May 22, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $18.28 per share.

Investing in our common stock involves risks. See the description of “Risk Factors” which begins on page 2.

None of the Securities and Exchange Commission (“SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions, the New York State Superintendent of Banks or any other regulatory body has approved or disapproved of the shares of UCBH common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of UCBH common stock offered hereby are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this prospectus is May 23, 2007

In this prospectus, “UCBH,” the “company,” “we,” “us,” and “our” refer to UCBH Holdings, Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, shares of UCBH common stock that the selling stockholder receives upon the completion of our acquisition of CAB Holding, LLC and The Chinese American Bank may be sold from time to time as described under “Plan of Distribution” in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

PROSPECTUS SUMMARY

GENERAL

UCBH Holdings, Inc., headquartered in San Francisco, California, is a Delaware corporation incorporated in 1998 and is registered as a bank holding company under the Bank Holding Company act of 1956, as amended. As a bank holding company, UCBH is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of governors of the Federal Reserve System.

As of December 31, 2006, UCBH had consolidated total assets of approximately $10.35 billion, total net loans held in portfolio and loans held for sale of approximately $6.72 billion, total deposits of approximately $7.20 billion, and approximately $786.1 million in stockholders’ equity. UCBH common stock trades on the Nasdaq Global Select Market under the symbol “UCBH.”

UNITED COMMERCIAL BANK

UCBH conducts its principal business through its wholly owned banking subsidiary, United Commercial Bank, which makes up substantially all of our consolidated assets and revenues. United Commercial Bank is a California state-chartered commercial bank that offers a wide range of financial services tailored to the needs of the growing Asian communities in our market area. Currently, United Commercial Bank has fifty branches/offices in California, five in the Atlanta metropolitan area, three in the Boston metropolitan area, one branch in Houston, five in the New York metropolitan area, two in the Seattle metropolitan area and one branch in Hong Kong, China. United Commercial Bank also has representative offices in Shanghai and Shenzen, China and Taipei, Taiwan.

ADDITIONAL INFORMATION CONCERNING UCBH AND UNITED COMMERCIAL BANK

Information concerning:

•	directors and executive officers of UCBH;

•	executive compensation;

•	principal stockholders

•	certain relationships and related party transactions;

•	financial statements and other financial and business-related information;

•	and other matters concerning UCBH and United Commercial Bank,

is included in UCBH’s filings with the SEC which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

In deciding whether to purchase the common stock, you should consider the following risks in addition to the other matters discussed in this document and in the documents incorporated by reference in this document.

OUR BUSINESS STRATEGY INCLUDES THE EXECUTION OF GROWTH PLANS, AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE NEGATIVELY AFFECTED IF WE FAIL TO GROW OR FAIL TO MANAGE OUR GROWTH EFFECTIVELY.

We expect to experience growth in both loans and deposits as well as in our level of operations. Achieving our growth targets will require us to attract customers that currently do business at other financial institutions in our existing and future markets. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced management staff, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our markets and our ability to effectively manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance that we will be able to achieve our growth goals.

FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Banking companies’ earnings depend largely on the relationship between the cost of funds, primarily deposits and borrowings, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors, which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets.

FLUCTUATIONS IN INTEREST RATES WILL ALSO AFFECT THE CUSTOMER’S DEMAND FOR THE PRODUCTS AND SERVICES THAT WE OFFER.

Our operations are subject to fluctuations in interest rates, to the degree that its interest-bearing liabilities may reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our net interest margin would be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. As a result, significant fluctuations in interest rates may have an adverse effect on our consolidated financial condition and results of operations.

OUR BUSINESS IS SUBJECT TO THE SUCCESS OF THE NATIONAL AND INTERNATIONAL ECONOMIES IN WHICH WE OPERATE.

The majority of our borrowers and depositors are individuals and businesses located and doing business in the states of California, Georgia, Massachusetts, New York, Texas and Washington, and in Hong Kong. Thus our success depends on the strength of these economies. As we expand into other areas in the United States and into China, we will also become increasingly dependent on the local economies in those markets, and in the case of China’s economy, on anticipated effects of economic reform policies. Adverse economic conditions in these markets, including without limitation adverse foreign exchange trade fluctuations, could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations.

Conditions, such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control, may adversely affect our profitability. In addition, any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in our markets could adversely affect the value of our assets, revenues, results of operations and financial condition.

OUR CONTINUED PACE OF GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe that our capital resources will satisfy these capital requirements for the foreseeable future. However, UCBH and United Commercial Bank intend to raise additional capital prior to the closing of our acquisition of all of the equity interests in Business Development Bank Ltd., headquartered in Shanghai, China. We also may at some point need to raise further additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot be assured of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

IF WE CANNOT ATTRACT DEPOSITS, OUR GROWTH MAY BE INHIBITED.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by continuing to establish and strengthen our personal relationships with our existing customers and by offering deposit products that are competitive with those offered by other financial institutions in our markets. We cannot provide assurance that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, consolidated financial position, results of operations and cash flows.

OUR WHOLESALE FUNDING SOURCES MAY PROVE INSUFFICIENT TO REPLACE DEPOSITS AT THEIR MATURITY AND SUPPORT OUR FUTURE GROWTH.

We must maintain sufficient funds to respond to the needs of our depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposits. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans, brokered certificates of deposit and a line of credit from another financial institution. Our financial flexibility could be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

INTENSE COMPETITION EXISTS FOR LOANS AND DEPOSITS.

The banking and financial services business is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. We must compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. There can be no assurance that we will be able to compete effectively in their markets and our consolidated financial condition and results of operations could be adversely affected if circumstances affecting the nature or level of competition change.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB LOSSES IN OUR LOAN PORTFOLIO.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. We believe that our allowance for loan losses is maintained at a level that is adequate to absorb probable losses inherent in our loan portfolio as of the respective balance sheet date. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results.

IF THE VALUE OF REAL ESTATE IN OUR PRIMARY MARKET AREAS WERE TO DECLINE MATERIALLY, A SIGNIFICANT PORTION OF OUR LOAN PORTFOLIO COULD BECOME UNDER-COLLATERALIZED, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

With the majority of our loans currently concentrated in the state of California, a decline in local economic conditions could adversely affect the value of the real estate collateral securing our loans. A decline in property values would diminish our ability to recover on defaulted loans by selling the real estate collateral, making it more likely that we would suffer losses on defaulted loans. Additionally, a decrease in asset quality could require additions to our allowance for loan losses through increased provisions for loan losses, which would reduce our future profits. Real estate values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, governmental rules or policies and natural disasters.

OUR LOAN PORTFOLIO MAY NOT PERFORM AS EXPECTED.

Our performance and prospects will depend to a significant extent on the performance of our loan portfolio. There are a number of factors that could negatively impact the performance of the loan portfolio including, among others, the general political and economic conditions in our markets, significant changes in the interest rate environment, pressures from products and services from competitors and on any negative changes in the financial condition of the individual borrowers. In addition, to the extent that we do not retain the customers that we acquire in acquisitions or incur additional expenses in retaining them, there could be adverse effects on our future consolidated financial condition and results of operations.

CHANGES IN GOVERNMENT REGULATION AND MONETARY POLICY MAY HAVE AN UNFAVORABLE IMPACT ON US.

The banking industry is subject to extensive federal and state supervision and regulation. Such regulations limit the manner in which we conduct our business, undertakes new investments and activities, and obtains financing. These regulations have been designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of our common stock. Financial institution regulation has also been the subject of considerable legislation in recent years, and may be the subject of further significant legislation in the future, none of which is within our control. New legislation or changes in, or repeal of, existing laws may cause our consolidated results to differ materially from historical performance. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings, and bank reserve requirements. Any material change in these conditions would likely have a material impact on our consolidated financial condition and results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF FUTURE ACQUISITIONS, OUR CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE NEGATIVELY AFFECTED.

We have announced that our future growth strategy could include acquiring other financial service companies. We recently completed acquiring Summit Bank Corporation. We also recently entered into definitive agreements to acquire Business Development Bank Ltd., headquartered in Shanghai, China. We could encounter unplanned difficulties associated with integrating the operations of these acquisitions or of any new acquisitions. These could include unexpected difficulties in retaining customers, successfully converting systems and processes, combining different corporate cultures, and retaining key employees. Any problems with integration would negatively impact our day-to-day operations and increase the costs associated with the acquisition, which, in turn, could negatively affect our consolidated financial condition and results of operations.

UNANTICIPATED COSTS RELATING TO RECENT ACQUISITIONS COULD REDUCE FUTURE EARNINGS PER SHARE.

We believe that we have reasonably estimated the likely costs of integrating the operations of our recent acquisition into our operations and the incremental operating costs that will impact its operations subsequent to the acquisition. However, it is possible that unexpected transition costs or future operating expenses, as well as other types of unanticipated developments, could have a material adverse effect on our future results of operations and financial condition. If costs and expenses of this type are incurred, our earnings per share could be reduced as a result.

WE MAY ENGAGE IN FURTHER EXPANSION THROUGH NEW BRANCH OPENINGS OR ACQUISITIONS, WHICH COULD ADVERSELY AFFECT NET INCOME.

UCBH may take advantage of future expansion opportunities. There are risks associated with such expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the asset quality of a bank acquired in a particular acquisition, encountering greater than anticipated costs of opening new branches or integrating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. Additional country and region-specific risks are associated with any expansion and acquisitions that take place outside the United States, including in China. To the extent UCBH issues capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.

UCBH MAY ISSUE ADDITIONAL CAPITAL STOCK IN THE FUTURE.

To fund internal growth, our acquisition of all of the equity interests in Business Development Bank headquartered in Shanghai, China, and other future acquisitions, UCBH may offer shares of its common stock to the public and future acquirees. Any such offerings would have a dilutive effect on earnings per share and share ownership. In addition, there is no assurance that UCBH would be able to effectively utilize any additional capital in the manner that it has done so in the past.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among other things:

•	statements with respect to UCBH Holdings, Inc. and its consolidated subsidiaries’ beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance; and

•	statements preceded or identified by words, such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will”, “should”, “could”, “projects” and “may”, “might” or words of similar import.

These forward-looking statements are based upon management’s current beliefs and expectations and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements are also inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change and actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements. Factors that might cause such differences include, but are not limited to the following:

•	our ability to successfully execute our business plans and achieve our objectives;

•	changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events;

•	changes in financial market conditions, either nationally, internationally or locally in areas in which we conduct our operations;

•	expansion into new market areas;

•	fluctuations in the equity and fixed-income markets;

•	changes in interest rates;

•	asset and liability sensitivity of our balance sheet;

•	acquisitions and integration of acquired businesses;

•	deterioration in asset or credit quality;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	deposit renewals and ability to attract and retain core deposits;

•	changes in the availability of capital;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions, whether banks, investment banks, insurance companies or others, in our markets;

•	technological changes;

•	demographic changes;

•	legislation or regulatory changes which adversely affect our operations and businesses;

•	our ability to meet regulatory requirements; and

•	changes in accounting principles generally accepted in the United States of America.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we have no intention and undertake no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this document or to reflect the occurrence of future events.

USE OF PROCEEDS

All of the shares of common stock offered pursuant to this prospectus are being offered by the selling stockholder listed under “Selling Stockholder.” We will not receive any proceeds from sales of common stock by the selling stockholder.

SELLING STOCKHOLDER

The selling stockholder under this prospectus is listed in the table below and will acquire its UCBH shares upon the closing of our acquisition of CAB Holding, LLC and The Chinese American Bank. The following summarizes key transaction terms and conditions for this acquisition:

On January 10, 2007, we entered into an Agreement and Plan of Merger with the following parties:

•	UCB Merger II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UCBH;

•	CAB Holding, LLC, a Delaware limited liability company registered under the Bank Holding Company Act of 1956, as amended;

•	CAB International Holding Limited, a British Virgin Islands company and the sole member of CAB Holding, LLC;

•	Dr. Paul Shi H. Huang, the sole shareholder of CAB International Holding Limited;

and, with respect to certain provisions of the merger agreement, with:

•	The Chinese American Bank, a New York state-chartered bank and a wholly-owned subsidiary of CAB Holding, LLC; and

•	The China Safe Deposit Company, a New York corporation and a wholly-owned subsidiary of The Chinese American Bank.

On May 18, 2007, The China Safe Deposit Company merged with and into The Chinese American Bank, with The Chinese American Bank being the surviving entity.

Upon the closing of the merger agreement, the following will occur: CAB Holding LLC will merge with and into UCBH Merger II, with UCBH Merger II being the surviving entity. The Chinese American Bank then will be merged with and into United Commercial Bank, with United Commercial Bank being the surviving entity.

In exchange for all outstanding membership interests of CAB Holding LLC, we will pay and issue to CAB International Holding Limited $65,064,000 in cash and the 3,711,580 shares of common stock covered by this prospectus. Based on our closing stock price on the Nasdaq Global Select Market as of May 22, 2007, the common stock to be issued to CAB International Holding Limited is valued at approximately $67.85 million, and therefore the total consideration for the merger is valued at approximately $132.91 million.

Our common stock will be issued to CAB International Holding Limited upon the closing of the merger agreement in a transaction not involving any public offering that is accordingly exempt from registration requirements under the Securities Act. Pursuant to the merger agreement, UCBH agreed to file with the SEC a registration statement (of which this prospectus is a part) to allow CAB International Holding Limited to publicly resell such UCBH common stock.

We also entered into a Registration Rights, Lock Up and Standstill Agreement with the selling stockholder and Dr. Huang simultaneously with the merger agreement. This agreement provides for certain limitations on the number of shares of common stock per day that the selling stockholder may resell in public market transactions. It also restricts the selling stockholder from acquiring additional UCBH securities until two years after the closing of the merger agreement.

The following table sets forth information with respect to the selling stockholder and the number of shares of common stock which are being offered by the selling stockholder pursuant to this prospectus.

Number of
	Number	Percent of	Shares
	of Shares	Outstanding	Registered for
Name of Selling Stockholder	Owned(1)	Shares(2)	Sale Hereby

CAB International Holding Limited	3,711,580	3.58%	3,711,580

(1)	Assumes that all shares held by the selling stockholder and being offered hereby are sold, and that the selling stockholder acquires no additional shares of common stock prior to completion of this offering.
(2)	Based on: 99,903,138 shares outstanding at April 30, 2007; plus 3,711,580 shares issued to selling stockholder at closing.

DESCRIPTION OF UCBH CAPITAL STOCK

COMMON AND PREFERRED STOCK

UCBH’s authorized capital stock consists of: (a) 180,000,000 shares of common stock, par value $0.01 per share, of which 99,903,138 shares were issued and outstanding as of April 30, 2007; and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Participating Preferred (“Series A Preferred”), but none of which shares of preferred stock are issued and outstanding. As of March 31, 2007, there were 14,796,372 shares of UCBH common stock reserved for issuance under UCBH’s employee and director stock option plans.

UCBH’s Board of Directors declared a dividend distribution of one share purchase right for each share of common stock to purchase one one-thousandth of a share of Series A Preferred, which will become exercisable on the tenth day after occurrence of certain events, such as a tender or exchange offer. The UCBH Board of Directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as the UCBH Board of Directors may determine.

Each share of UCBH common stock has the same relative rights and is identical in all respects to every other share of UCBH common stock. If UCBH is liquidated, the holders of UCBH common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series A Preferred.

UCBH common stock is listed for trading on The Nasdaq Global Select Market under the symbol “UCBH.”

ANTI-TAKEOVER PROVISIONS IN UCBH’S CERTIFICATE OF INCORPORATION AND BYLAWS

Rights Agreement.  UCBH’s restated certificate of incorporation and restated bylaws contain corporate governance provisions and provide for certain stockholders rights which may have a potential “anti-takeover” effect. These may discourage a future takeover attempt which is not approved by the board of directors. These provisions will also make it more difficult to remove an incumbent board of directors or management.

Holders of Series A Preferred enjoy special rights in case of a consolidation, merger, combination or other similar transaction, including 1,000 votes per share. In a consolidation, merger, combination or other transaction in which shares of UCBH common stock are exchanged for or changed into other stock or securities, cash and/or any other property, a share of Series A Preferred would be exchanged for 100 times the amount of consideration for which a share of UCBH common stock would be exchanged.

UCBH entered into a Rights Agreement dated January 28, 2003 with Mellon Investor Services LLC. The Board of Directors of UCBH declared a dividend distribution of one share purchase right (a “Right”) with respect to each outstanding share of UCBH common stock. Each Right entitles the registered holder to purchase from UCBH one one-thousandth of a share of Series A Preferred at a price of $140 (subject to adjustment for stock splits or stock dividends).

On the tenth day after occurrence of certain events (the “Distribution Date”), such as a tender or exchange offer to acquire 15% or more of the of shares of common stock of UCBH then outstanding, the Rights will become exercisable for Series A Preferred, will be evidenced by separate certificates and will be transferable separately from the underlying shares of Common Stock. The registered holder of any Rights certificate may exercise the Rights to purchase Series A Preferred at any time after the Distribution Date, but before (i) January 27, 2013 or such later date as may be established by the Board of Directors, or (ii) the time at which the Rights are redeemed or exchanged, whichever occurs earlier.

Directors.  UCBH’s restated certificate of incorporation also provides for the following that could make it more difficult to acquire UCBH by means of a tender offer, a proxy contest, merger or otherwise: (i) a “staggered board,” whereby only one-third of the members of the Board of Directors are elected in any particular year; and (ii) a requirement that any “Business Combination” be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the Board of Directors or certain price and procedural requirements are satisfied.

UCBH’s restated certificate of incorporation and restated bylaws also contain provisions that may impede changes in majority control of the board of directors:

•	UCBH’s board is divided into three classes so that approximately one-third of the total number of directors is elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•	any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty (80%) percent of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	procedural requirements for the nomination of directors.

ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW

UCBH is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

•	before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•	on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

PURPOSE OF ANTI-TAKEOVER PROVISIONS IN RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

UCBH’s board of directors believes that the provisions contained in UCBH’s restated certificate of incorporation and restated bylaws described above are prudent and will reduce UCBH’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of UCBH and its stockholders.

In the judgment of the board of directors, UCBH’s board will be in the best position to determine the true value of UCBH and to negotiate more effectively for terms that will be in the best interest of its stockholders. Accordingly, the board of directors believes that it is in the best interest of UCBH and its stockholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of UCBH and otherwise in the best interest of all stockholders.

Notwithstanding these potential benefits, the anti-takeover provisions described above may also have the effect of discouraging a possible future takeover attempt not approved by UCBH’s board of directors, but in which stockholders may receive a substantial premium for their shares over then current market prices. The board of directors of UCBH, however, has concluded that the potential benefits outweigh the possible disadvantages.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholder.

We will pay the costs and fees of registering the common stock covered by this prospectus and other expenses related to the registration of the common stock to the extent required by the Agreement and Plan of Merger and the Registration Rights, Lock Up and Standstill Agreement incorporated by reference as exhibits to the registration statement of which this prospectus is a part. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the common stock, on behalf of the selling stockholder. Pursuant to the Registration Rights, Lock Up and Standstill Agreement, we have agreed to provide certain indemnification to the selling stockholder against certain liabilities in connection with this offering.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares other than block trades, subject to and in accordance with the terms and conditions of the Registration Rights, Lock Up and Standstill Agreement, as follows:

The selling stockholder may sell the shares on the Nasdaq Global Select Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholder may sell some or all of the shares through:

•	a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction, subject to our prior approval;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.

When selling the shares of common stock, the selling stockholder may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties”, in which the selling stockholder:

•	enters into transactions involving short sales of the shares by counterparties;

•	sells shares short itself and redelivers such shares to close out its short positions; or

•	enters into option, forward or other types of transactions that require the selling stockholder to deliver shares to a counterparty, who may resell or transfer the shares under this prospectus.

The selling stockholder may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the shares under this prospectus, the selling stockholder may transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. Also, the selling stockholder may decide not to sell any common stock offered hereby.

The selling stockholder and any underwriters and distribution participants will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling stockholder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 or Rule 145 promulgated under the Securities Act may be sold under Rule 144 or Rule 145 in certain instances, rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.

LEGAL MATTERS

The validity of our common stock being offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report, which contains an explanatory paragraph on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting due to the exclusion of Summit Bank Corporation that was acquired by the registrant as of December 31, 2006, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.UCBH.com. The information on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospects. We incorporate by reference the documents listed below that have been filed with the SEC:

Filing (File No. 000-24947)	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter Period ended March 31, 2007
Current Report on Form 8-K	Dated May 2, 2007
Current Report on Form 8-K	Dated April 27, 2007
Current Report on Form 8-K	Dated March 29, 2007
Current Report on Form 8-K	Dated March 29, 2007
Current Report on Form 8-K	Dated February 23, 2007
Current Report on Form 8-K	Dated January 26, 2007
Current Report on Form 8-K	Dated January 12, 2007
Current Report on Form 8-K	Dated January 3, 2007
Registration Statement on Form 8-A regarding Common Stock	Dated October 7, 1998
Registration Statement on Form 8-A regarding Preferred Stock Purchase Rights	Dated January 28, 2003

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

UCBH Holdings, Inc.
555 Montgomery Street,
San Francisco, California 94111
Telephone number (888) 498-3899
Attention: Investor Relations

PART II

Information Not Required in Prospectus

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by us, are as follows:

Securities and Exchange Commission registration fee	$2,063.55	(1)
Legal fees and expenses	45,000
Accounting fees and expenses	15,000
Miscellaneous fees and expenses	5,750
Total	$67,813.55	(1)

(1)	$2,063.55 of the $5,603.85 filing fee previously paid for the registration statement 333-130262, filed by UCBH Holdings, Inc. on December 12, 2005 is offset against the entire amount of the filing fee for this Registration Statement.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Delaware General Corporation Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s certificate of incorporation, Delaware law requires indemnification if the director or officer is wholly successful on the merits of the action. UCBH’s restated certificate of incorporation and restated bylaws provide that UCBH shall indemnify its directors, officers, employees and its agents to the fullest extent authorized by law.

ITEM 16.	EXHIBITS

An Exhibit Index has been attached as part of this Registration Statement and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 22 day of May, 2007.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu
Thomas S. Wu,
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas S. Wu as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 2007:

Signature	Title

/s/ Pin Pin Chau Pin Pin Chau	Director	May 22, 2007

/s/ JOSEPH J. JOU Joseph J. Jou	Director	May 22, 2007

/s/ LI-LIN KO Li-Lin Ko	Director	May 22, 2007

/s/ JAMES KWOK James Kwok	Director	May 22, 2007

/s/ DAVID S. NG David S. Ng	Director	May 22, 2007

/s/ RICHARD WANG Richard Wang	Director	May 22, 2007

/s/ DR. GODWIN WONG Dr. Godwin Wong	Director	May 22, 2007

Signature	Title

/s/ DENNIS WU Dennis Wu	Director, Executive Vice President and Chief Financial Officer (principal financial officer) (principal accounting officer)	May 22, 2007

/s/ THOMAS S. WU Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	May 22, 2007

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Filing Date

2.1	Agreement and Plan of Merger by and among UCBH Holdings, Inc. (“Buyer”), UCB Merger II, LLC, a wholly owned subsidiary of Buyer, CAB Holding, LLC, CAB International Holding Limited, and Dr. Paul Shi H. Huang dated January 10, 2007	10-Q	000-24947	May 10, 2007
3.1	Second Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc.	10-Q	000-24947	May 10, 2004
3.2	Amended and Restated Bylaws of UCBH Holdings, Inc., as amended and restated	8-K	000-24947	March 29, 2007
3.3	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (filed as Exhibit A to Exhibit 4.1 hereto)	8-K	000-24947	January 29, 2003
4.0	Form of Stock Certificate of UCBH Holdings, Inc.	S-1	333-58325	July 1, 1998
4.1	Rights Agreement dated as of January 28, 2003	8-K	000-24947	January 29, 2003
4.2	Registration Rights, Lock Up and Standstill Agreement by and among UCBH Holdings, Inc., CAB International Holding Limited and Dr. Paul Shi H. Huang dated January 10, 2007	10-Q	000-24947	May 10, 2007
5.1	Opinion of Squire, Sanders & Dempsey L.L.P.			Filed herewith
23.1	Consent of Squire, Sanders & Dempsey L.L.P.			(included in Exhibit 5.1)
23.2	Consent of PricewatersCoopers LLP			Filed herewith
24.1	Power of Attorney			(included on signature pages of this Registration Statement)